UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2013

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 14, 2013, American Pacific Corporation (the “Company”) entered into a settlement agreement (“Settlement Agreement”) with Cornwall Master LP, an exempted limited partnership organized under the laws of the Cayman Islands (“Cornwall”), Cornwall Capital Management LP, a Delaware limited partnership (“Cornwall Capital”), Cornwall GP, LLC, a Delaware limited liability company (“General Partner”), CMGP LLC, a Delaware limited liability company (“CMGP”), and James Mai (collectively, the “Cornwall Group” and each of the foregoing, individually, a “Member”) to settle a potential proxy contest in connection with the Company’s upcoming 2013 annual meeting of stockholders (the “2013 Annual Meeting”).

As previously reported the Company had been in preliminary discussions with Cornwall and Cornwall Capital regarding possible election to the board of directors (the “Board”) of the Company of one or more persons identified by the Cornwall Group. In connection with such discussions, Cornwall Master provided the Company with certain information regarding two potential director candidates for the Board (the “Potential Candidates”). On October 26, 2012, as previously reported the Company granted Cornwall Master a limited and specific one-time waiver, applicable only to nominations of the Potential Candidates received by November 16, 2012, of the advance notice requirements under the Amended and Restated By-laws of the Company for Cornwall Master to provide timely advance notice of nominations of directors. On November 16, 2012, the Company received a letter from Cornwall Master with notice of nomination of one Potential Candidate, Mr. Ian D. Haft, for election to the Board at the 2013 Annual Meeting.

Pursuant to the Settlement Agreement, the Company has agreed to nominate Mr. Haft for election to the board of directors as a Class A director and to recommend to the Company’s stockholders his election to the board at the 2013 Annual Meeting. Cornwall Group has irrevocably withdrawn its nominations of the Potential Candidates, and agreed to cease any efforts with respect to the nomination or election of the Potential Candidates. The Settlement Agreement also provides that Fred D. Gibson, Jr. and Jane L. Williams (both of whom have already announced their retirements) shall resign as directors effective on or before the conclusion of the 2013 Annual Meeting, and that the Board shall not nominate or appoint any directors to the Board prior to the 2013 Annual Meeting. The Settlement Agreement also provides that the Board will adopt a resolution reducing its size to ten (10) directors effective at the time of the 2013 Annual Meeting. Under the Settlement Agreement, at the 2013 Annual Meeting, the Cornwall Group shall vote all shares that they are entitled to vote in favor of, and shall make no statements that are inconsistent with, the Board’s recommendation with respect to the election of the Board’s director nominees.

The Settlement Agreement further provides for a standstill pursuant to which, until the earlier of (i) the conclusion of the 2015 annual meeting of stockholders of the Company, (ii) six (6) months after the date Ian Haft resigns from the Board and (iii) the date upon which the Company materially breaches its obligations contained in Section 1 of the Settlement Agreement or Mr. Haft is not elected to the Board (unless due to his decision not to stand for election), the Members will not acquire any voting securities or other interests of the Company which would result in the Cornwall Group having an ownership or voting interest in more than twenty (20) percent of the outstanding shares of the Company’s common stock, including its interests as of the date of the Settlement Agreement. Subject to certain exceptions expressly set forth in the Settlement Agreement, the standstill also restricts the Members during the applicable period from, among other things, engaging in proxy solicitations in an election contest, seeking to make a stockholder proposal, forming, joining, or participating in a partnership or other group with respect to any voting securities of the Company in connection with any election contest with respect to the Company’s directors, depositing any Company voting securities in any voting trust, seeking to call a meeting of stockholders or solicit consents from stockholders, seeking to obtain representation on the Board, seeking to amend the Company’s certificate of incorporation or Amended and Restated Bylaws, seeking to effect any significant corporate transactions with respect to the Company and seeking to remove any director from the Board.

The description of the Settlement Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Items.

On January 14, 2013, the Company issued a press release announcing the signing of the Settlement Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated January 14, 2013, by and among Cornwall Master LP, Cornwall Capital Management LP, Cornwall GP, LLC, CMGP LLC, and James Mai and American Pacific Corporation

99.1	Press Release, dated January 14, 2013, announcing the Settlement Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PACIFIC CORPORATION

Date: January 14, 2013	By:	/s/ Joseph Carleone
Joseph Carleone, Ph.D.
President and Chief Executive Officer

3